UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2004

CIVITAS BANKGROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee	000-27393	62-1297760
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

4 Corporate Centre
810 Crescent Centre Drive, Suite 320
Franklin, Tennessee	37067
(Address of Principal Executive Offices)	(Zip Code)

(615) 263-9500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On December 13, 2004, Civitas BankGroup, Inc. (the “Company”) entered into and became obligated under a Loan Agreement (the “Loan Agreement”), whereby First Tennessee Bank National Association (“First Tennessee”) agreed to loan the Company $5,000,000 (the “Loan”). The Company used the proceeds of the Loan to refinance its existing senior debt with National Bank of Commerce.

     Interest on the Loan, which matures on December 30, 2014, will be variable and may change during the term of the Loan. The initial rate of interest on the Loan will be 5.0% and thereafter will change from time to time based on an index which is First Tennessee’s base commercial rate. Subject to payment changes as a result of changes in the interest index described above, the Company will repay the Loan in 35 principal payments of approximately $140,000 along with quarterly payments of all accrued but unpaid interest due as of such payment date.

     The Loan is secured by First Tennessee’s lien and security interest in all of the outstanding common stock of Cumberland Bank, a wholly-owned subsidiary of the Company (“Cumberland Bank”), owned by the Company.

     First Tennessee’s obligation to make the Loan is subject to customary conditions precedent, including, among others:

· the accuracy of all representations and warranties made in the Loan Agreement;

· the absence of any continuing default under the Loan Agreement; and

· the absence of a material adverse change in the condition, financial or otherwise, of the Company or its subsidiaries, taken as a whole.

     The terms of the Loan Agreement provide for customary representations and warranties and negative and affirmative covenants (including certain financial covenants related to maintenance of capital, and the maintenance of certain capital ratios and non-performing loan ratios) and also include customary events of default such as payment defaults, cross-defaults to other indebtedness, bankruptcy and insolvency as well as events of default related to the Company’s achieving certain specified returns on total average assets for Cumberland Bank and the Company’s, or any subsidiary’s, failure to comply in all material respects with the terms of any memorandum of understanding or letter agreement with any bank regulatory agency. Upon an event of default, First Tennessee may, among other things, terminate its obligations to the Company, Cumberland Bank or any of the Company’s subsidiaries and declare the note immediately due and payable.

     The Company may make optional prepayments, without penalty, of all, or any portion, of the amount owed to First Tennessee during the term of the Loan.

     The Company has also entered into a separate Loan Agreement by and between the Company and First Tennessee Bank National Association dated as of December 13, 2004 (the “250,000 Loan Agreement”), pursuant to which First Tennessee has agreed to loan the Company $250,000. Other than maturity date and amount, the terms of this $250,000 Loan Agreement are identical to those described above for the Loan Agreement relating to the $5,000,000 loan. This $250,000 loan is an operating line of credit from which the Company may borrow from time to time. This loan matures on September 30, 2005 and bears interest at a variable rate based on an index which is First Tennessee’s base commercial rate. As of the date hereof, the Company has not borrowed any amounts under this $250,000 loan.

     The description of the provisions of the Loan Agreement and the $250,000 Loan Agreement set forth above are qualified in their entirety by reference to the full and complete terms contained in the Loan Agreement and the $250,000 Loan Agreement, which are filed as Exhibit 10.1 and 10.2, respectively hereto and are incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     The information set forth in Item 1.01 above is incorporated by reference as if fully set forth herein.

Item 8.01 Other Events.

     The Company has received notice from the potential purchasers of the Company’s Bank of Mason bank subsidiary that the purchasers have withdrawn from the transaction and are not going to close on their purchase of the Bank of Mason. As a result of this event, the Company received a payment of $125,000 from the purchasers for their failure to close on the acquisition. As a result of the termination of this agreement, the Company continues to evaluate its strategic alternatives with respect to the Bank of Mason, which could include selling the bank to a third party, selling the charter of the bank to a third party interested in gaining access to the State of Tennessee or retaining its ownership interest in the Bank of Mason.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits:

10.1	$5,000,000 Loan Agreement by and between Civitas BankGroup, Inc. and First Tennessee Bank National Association, dated December 13, 2004.

10.2	$250,000 Loan Agreement by and between Civitas BankGroup, Inc. and First Tennessee Bank National Associations, dated December 13, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIVITAS BANKGROUP, INC.

By: /s/ Andy LoCascio

Andy LoCascio
Chief Financial Officer
Date: December 13, 2004

EXHIBIT INDEX

10.1	$5,000,000 Loan Agreement by and between Civitas BankGroup, Inc. and First Tennessee Bank National Association, dated December 13, 2004.

10.2	$250,000 Loan Agreement by and between Civitas BankGroup, Inc. and First Tennessee Bank National Association, dated December 13, 2004.